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                                                                    Exhibit 21.1


                                 Grey Wolf, Inc.
                              List of Subsidiaries


                                              State or Jurisdiction of Formation
                                              ----------------------------------

DI Energy, Inc.                                        Texas
Grey Wolf International, Inc.                          Texas
Grey Wolf Holdings Company                             Nevada
Grey Wolf LLC                                          Louisiana
Grey Wolf Drilling International Ltd.                  Caymen Islands
Grey Wolf Drilling de Venezuela                        Venezuela
Grey Wolf Drilling Company L.P.                        Texas
Grey Wolf Drilling de Mexico SRL de C.V.               Mexico SRL
Murco Drilling Corp.                                   Delaware